Exhibit 99.1
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K-TRON INTERNATIONAL, INC.                                      ====
Routes 55 & 553, PO Box 888                                     NEWS
Pitman, NJ 08071-0888
(856) 589-0500 FAX (856) 582-7968 www.ktron.com E-mail: ktii@ktron.com



For Release:  Immediately

Contact:      Ronald Remick, Senior Vice President and Chief Financial Officer
                    Tel: (856) 256-3311          E-mail: remick@ktron.com


              K-TRON REPORTS $0.55 PER SHARE FIRST QUARTER EARNINGS

Pitman, New Jersey - - April 27, 2004 - - K-Tron International, Inc. (NASDAQ-KTII) today reported first quarter 2004 net income of $1.422 million, or $0.55 per share (diluted), on revenues of $26.32 million compared to net income of $835 thousand, or $0.34 per share (diluted), on revenues of $23.40 million for the same period in 2003.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the first quarter of 2003 were applied to the first quarter of 2004, the Company's revenues would have increased approximately 8.4 percent instead of almost 12.5 percent, and the gains in its net income and earnings per share in the first quarter of 2004 over the corresponding numbers in 2003 would have been lower than reported. This is due in each case to a significantly weaker U.S. dollar in the first quarter of 2004 compared to the same period in 2003 against the Swiss franc, the euro and other relevant foreign currencies.

Commenting on the Company's results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, "K-Tron reported strong first quarter revenues and earnings compared to a year ago, reflecting an improved business environment. First quarter revenues were up more than $2.9 million, or about 12.5 percent, versus last year's first quarter, while income before income taxes increased by $936 thousand, or 83.2 percent, including a $164 thousand gain on the sale of a small office building in England formerly occupied by the Company. Net income for the period was up $587 thousand, or 70.3 percent, while earnings per share (diluted) were almost 62 percent higher."

In reviewing other first quarter highlights, Mr. Cloues noted that bookings were up versus the first quarter of 2003, reflecting a continuation of the better business conditions that the Company first began to experience in the fourth quarter of 2003. He also pointed out that cash increased by $1.3 million in the first quarter, from $4.5 million at the end of fiscal 2003 to $5.8 million at the end of the first quarter, while debt was reduced by approximately $240 thousand. About $1 million of the $1.3 million cash increase represented the proceeds from the sale of the office building in England. Foreign exchange was not a significant factor in any of these changes.


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K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

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                            (Financial Data Follows)







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                    K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
                                FINANCIAL SUMMARY
                                   (Unaudited)
                    (Dollars in thousands, except share data)


                                                           Three Months Ended
                                                      -------------------------
                                                        April 3,      March 29,
                                                         2004           2003

Revenues                                              $   26,321     $   23,398

Operating income                                      $    2,263     $    1,505

Interest expense                                             366            380

Gain on sale of office building                              164           --
                                                      ----------     ----------
Income before income taxes                                 2,061          1,125

Income taxes                                                 639            290
                                                      ----------     ----------

Net income                                            $    1,422     $      835
                                                      ==========     ==========

Basic earnings per share                              $     0.58     $     0.34
                                                      ==========     ==========

Diluted earnings per share                            $     0.55     $     0.34
                                                      ==========     ==========

Average number of common shares outstanding (basic)    2,461,000      2,432,000
                                                      ==========     ==========

Average number of common & common equivalent           2,583,000      2,484,000
  shares outstanding (diluted)                        ==========     ==========





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